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                                                                     EXHIBIT 3-H

                              ARTICLES OF AMENDMENT
                                       TO
                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                              TECH DATA CORPORATION

1. The name of the corporation is Tech Data Corporation (the "Corporation").

2. Article IX subparagraph (i) of the Articles of Incorporation of the Corporation is amended to read as follows:


         (i) The number of directors shall consist of not less than one nor more than thirteen members, the exact number of which shall be fixed from time to time in accordance with the Bylaws of the Corporation.


3. This Amendment was recommended by the board of directors to the Corporation's shareholders on March 27, 1998.

4. This Amendment was approved by the holders of more than a majority of the Corporation's common stock and the holders of all the shares of preferred stock, the only groups of the Corporation's shareholders entitled to vote on the Amendment, and the number of votes in favor of the Amendment was sufficient for approval.

         IN WITNESS WHEREOF, Tech Data Corporation has caused these Articles of
Amendment to be executed on this 24th day of   JUNE      , 1998.
                                 ----        ------------


                                  TECH DATA CORPORATION



                                  By: /s/ Arthur W. Singleton
                                     --------------------------------
                                      Arthur W. Singleton, Secretary